Exhibit 99.1

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2015 AND 2014

AND

INDEPENDENT AUDITOR’S REPORT

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1 - 2

Consolidated Financial Statements:

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7 - 17

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Galaxy Tool Holding Corporation

Winfield, KS

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Tool Holding Corporation and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

May 4, 2016

Wichita, KS

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

ASSETS

	2015	2014
CURRENT ASSETS
Cash and cash equivalents	$1,520,315	$469,549
Accounts receivable less allowance for doubtful accounts of $10,000	2,215,789	4,106,108
Inventories	4,030,681	3,404,041
Income taxes receivable	—	71,076
Prepaid expenses	119,609	98,201

Total current assets	7,886,394	8,148,975

PROPERTY, PLANT AND EQUIPMENT
Land	9,000	9,000
Buildings and improvements	7,274,404	7,224,922
Machinery and equipment	14,687,783	13,951,851
Computer hardware and software	703,831	670,987
Office furniture and fixtures	163,287	158,054

	22,838,305	22,014,814
Less accumulated depreciation	8,266,012	6,264,924

Net property and equipment	14,572,293	15,749,890

OTHER ASSETS
Goodwill	3,302,091	8,679,091
Customer list, net	103,033	833,284

	3,405,124	9,512,375

	$25,863,811	$33,411,240

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2015	2014
CURRENT LIABILITIES
Current maturities of long-term debt	$1,538,501	$1,163,485
Construction lines-of-credit	—	2,413,779
Revolving line-of-credit	5,000,000	2,050,250
Accounts payable	2,517,991	3,039,602
Accrued expenses	1,987,365	1,581,294
Deferred revenue	1,223,920	828,585

Total current liabilities	12,267,777	11,076,995
LONG-TERM LIABILITIES
Long-term debt, less current maturities	10,211,824	20,099,627
Deferred income taxes	2,617,000	557,000

Total liabilities	25,096,601	31,733,622

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, par value $.01 per share; 5,000,000 shares authorized and 4,111,907 shares issued and outstanding, total liquidation preference of outstanding shares of $10,026,708; net of offering costs of $83,200	4,028,707	4,028,707
Preferred stock, Series B, par value $.01 per share; 5,000,000 shares authorized and 4,438,093 shares issued and outstanding, total liquidation preference of outstanding shares of $6,432,086; net of offering costs of $300,000	4,138,093	4,138,093
Preferred stock, Series C, par value $.01 per share; 1,000,000 shares authorized and 927,480 shares issued and outstanding, total liquidation preference of outstanding shares of $5,964,377	3,246,178	3,246,178

Preferred stock, Series D, par value $.01 per share; 1,000,000 shares authorized and 333,799 in 2013 and 1,000,000 shares issued and outstanding, total liquidation preference of outstanding shares of $6,865,242	4,105,731	4,105,731
Preferred stock, Series E, par value $.01 per share; 200,000 shares authorized and 144,259 share issued and 55,741 outstanding	10,520,000	—
Common stock, Class A, par value $.01 per share; 200,000 shares authorized and 92,657 share issued and outstanding	927	927
Common stock, Class B, par value $.01 per share; 50,000 shares authorized and 48,093 shares issued and outstanding	481	481
Common stock, Class C, par value $.01 per share; 1,000 shares authorized and 1,000 shares issued and outstanding; issued for no consideration	—	—
Additional paid-in capital	99,000	99,000
Retained earnings (deficit)	(18,320,429)	(6,890,021)
Excess of consideration paid over consideration contributed by continuing stockholder interests	(7,051,478)	(7,051,478)

Total stockholders’ equity	767,210	1,677,618

	$25,863,811	$33,411,240

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2015 and 2014

	2015	2014
Net Sales	$27,991,484	$27,059,611
Cost of goods sold	26,303,936	24,999,893

Gross profit	1,687,548	2,059,718
Goodwill impairment loss	5,377,000	—
General and administrative expenses	4,105,636	3,550,214

Operating profit (loss)	(7,795,088)	(1,490,496)
Interest expense	2,212,132	2,548,917

Income (loss) before income taxes	(10,007,220)	(4,039,413)
Income tax expense (benefit)	1,423,188	(1,660,905)

Net income (loss)	$(11,430,408)	$(2,378,508)

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2015 and 2014

	Preferred Stock					Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Excess of Consideration Paid over Consideration Contributed by Continuing Stockholder Interests
	Series A	Series B	Series C	Series D	Series E	Class A	Class B				Total
Balance, December 31, 2013	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$—	$927	$481	$99,000	$(4,511,513)	$(7,051,478)	$4,056,126
Net loss	—	—	—	—	—	—	—	—	(2,378,508)	—	(2,378,508)

Balance, December 31, 2014	4,028,707	4,138,093	3,246,178	4,105,731	—	927	481	99,000	(6,890,021)	(7,051,478)	1,677,618
Debt to Equity Conversion	—	—	—	—	10,520,000	—	—	—	—	—	10,520,000
Net loss	—	—	—	—	—	—	—	—	(11,430,408)	—	(11,430,408)

Balance, December 31, 2015	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(18,320,429)	$(7,051,478)	$767,210

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net (loss) income	$(11,430,408)	$(2,378,508)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	2,118,528	1,722,438
Amortization	730,251	730,251
Goodwill impairment	5,377,000	—
Deferred income tax expense	2,060,000	(1,656,000)
Loss on sale of equipment	(1,271)	(795)
Change in operating assets and liabilities:
Accounts receivable	1,890,319	390,021
Prepaid expenses	(21,408)	(5,405)
Inventories	(626,640)	876,082
Income taxes	71,076	(7,076)
Accounts payable and accrued expenses	(115,540)	509,909
Deferred revenue	395,335	(930,816)

Net cash from operating activities	447,242	(749,899)

Cash flows from investing activities:
Purchase of property, plant and equipment	(943,160)	(4,919,510)
Proceeds from sale of property, plant and equipment	3,500	8,823

Net cash from investing activities	(939,660)	(4,910,687)

Cash flows from financing activities:
Net borrowings on revolving credit agreement	2,949,750	2,050,250
Borrowings on long-term debt	—	3,131,894
Principal payments on long-term debt	(1,406,566)	(989,977)

Net cash from financing activities	1,543,184	4,192,167

Change in cash	1,050,766	(1,468,419)
Cash at beginning of year	469,549	1,937,968

Cash at end of year	$1,520,315	$469,549

Supplemental disclosure of cash flow information:
Interest paid	$2,009,845	$2,541,700

Debt to equity conversion (non-cash)	$10,520,000	$—

Tax refund	$637,356	$—

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations - Galaxy Tool Holding Corporation and Subsidiary (d/b/a Galaxy Technologies) is in the business of manufacturing and designing precision tools and parts, fabricating steel and aluminum assemblies, and producing secondary equipment for the customers in the aerospace industry. Additionally, the Company serves customers in the plastic products industry with manufacturing and repairing injection and blow molds and designing component parts and secondary equipment. The Company’s customers are located throughout the United States and internationally. The Company is headquartered in Winfield, Kansas, where it has a manufacturing facility.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Galaxy Tool Holding Corporation and its wholly-owned subsidiary, Galaxy Technologies, Inc. (the “Company”). All material intercompany related party balances and transactions have been eliminated in the consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities, (2) disclosures such as contingencies, and (3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable, Trade - Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 to 60 days, depending on the customer. Interest is not charged on past due accounts.

Inventories - Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Work-in-process includes material, labor, and allocable factory overhead costs.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method, using estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Customer List - The Company is amortizing its customer list, using a straight-line method, over a 7 1⁄2 year period.

Goodwill - Goodwill is not amortized, but is subject to an annual impairment test, as well as when an event triggering impairment may have occurred. The Company has elected to perform its annual analysis during the fourth quarter.

Impairment of Long-Lived Assets - Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized for the years ending December 31, 2015 or 2014.

Deferred Revenue - Deferred revenue represents deposits and progress billings on jobs in progress.

Income Taxes—Deferred tax assets and liabilities are recognized for temporary differences and loss carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. When applicable, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the financial statement effects of a tax position only when it believes it can more likely than not sustain the position upon an examination by the relevant tax authority.

Revenue Recognition - Revenue is recognized upon shipment of goods. Shipping and handling charges are included in revenue. Shipping and handling costs are included in cost of goods sold.

Advertising Costs - The Company expenses costs of advertising as they are incurred. Advertising expense for the years ended December 31, 2015 and 2014 was $32,043 and $27,694, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Policies not yet Adopted - The FASB issued a new accounting standard, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. accounting principles. The core principle of the new standard is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new accounting standard defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. accounting principles. The standard is first effective for the Company with its 2019 year.

The FASB issued new accounting standard, Inventory - Simplifying the Measurement of Inventory, which will require the Company to report inventory at lower of cost or net realizable value. The Standard is first effective for the Company with its 2017 year.

The FASB recently issued a new accounting standard, Leases. This new standard will include substantial changes for accounting by lessees; existing operating leases and all new leases, unless immaterial, will require balance sheet recognition. The standard is first effective for the Company with its 2020 year, with early adoption permitted.

The Company is currently evaluating the impact of the pending adoption of these new standards.

Subsequent Events - Subsequent events have been evaluated through May 4, 2016, which is the date the financial statements were available to be issued.

2.	BUSINESS ACQUISITION

On August 22, 2008, the Company acquired 100% of the stock of Galaxy Tool Corporation and its subsidiary, Encompass Tool & Machine, Inc., under the terms of a stock purchase agreement. The stock purchase transaction was accounted for in accordance with EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and EITF Issue No. 90-12, Allocating Basis in Individual Assets and Liabilities for Transactions Within the Scope of EITF Issue No. 88-16. The aggregate purchase price was allocated to the assets and liabilities of the Company based upon an allocation of their respective carryover and fair market values. The carryover interest on the transaction was 38.6%. The portion of the acquisition recognized at fair value was 61.4%. The caption “consideration paid over consideration contributed by continuing stockholder interests” within the equity section of the accompanying balance sheets represents the difference between the fair value and the carrying value of the 38.6% carryover interest.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	INVENTORIES

Inventories consist of the following at December 31:

	2015	2014
Raw materials	$222,045	$266,991
Work-in-process parts and labor	3,808,636	3,137,050

	$4,030,681	$3,404,041

Due to higher than expected costs related to several projects, management conducted a thorough review of all work-in-process jobs. As a result, a provision for inventory losses of $265,881 included in work-in-process as of December 31, 2015 was charged against operations to write down inventory to its net realizable value. This was based on the Company’s best estimates of product sales prices and expected remaining costs to complete a job. It is at least reasonably possible that the estimates used by the Company to determine its provision for inventory losses will be materially different from the actual amounts or results. These differences could result in materially higher than expected inventory provisions, which could have a materially adverse effect on the Company’s results of operations and financial condition in the near term. There were no adjustments made during 2014.

4.	DEPRECIATION

Depreciation expense for the years ended December 31, 2015 and 2014, based on useful lives shown below, consists of:

	2015	2014	Useful Lives
Building and improvements	$222,186	$100,776	40 years
Machinery and equipment	1,843,379	1,528,938	3 to 10 years
Computer hardware and software	35,184	84,660	3 to 10 years
Office furniture and equipment	17,779	8,064	3 to 10 years

	$2,118,528	$1,722,438

5.	INTANGIBLE ASSETS

The net values for intangible assets at December 31, 2015 and 2014 were as follows:

	2015			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer list	$5,476,880	$(5,373,847)	$103,033	$5,476,880	$(4,643,596)	$833,284

Amortization expense of the customer list for the years ended December 31, 2015 and 2014 was $730,251. Estimated amortization expense for 2016 is $103,033.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	INTANGIBLE ASSETS (CONTINUED)

Goodwill of $8,679,091 was recognized with the acquisition as described in Note 2. The value of goodwill is evaluated for impairment annually. Due to market conditions within the industries in which the Company operates, operating profits and cash flows were lower than expected. Based on that trend, the projected cash flows for the Company were revised. During 2015, a goodwill impairment loss of $5,377,000 was recognized, reducing the carrying value of goodwill to $3,302,091. No impairment was taken during the year ending December 31, 2014.

6.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT

Revolving Lines-of-Credit - The Company has a revolving line of credit agreement with a shareholder of the Company that expires September 30, 2016. Under the agreement, the Company may borrow up to $5,000,000. The unpaid principal balance carried an interest rate of LIBOR plus 8% with a minimum interest rate of 10% per annum through September 30, 2015. Starting October 1, 2015, the interest rate was modified to LIBOR plus 4.5% with a minimum of 6.5%. The interest rate as of December 31, 2015 was 6.5%. This revolving line-of-credit is also subject to an unused revolving commitment fee of 1% each month prior to the maturity date, as well as the terms and conditions that are outlined in the security agreement applicable to the subordinated notes payable shown below. At December 31, 2015, the line was fully drawn upon.

Construction Lines-of-Credit - Under terms of two construction line-of-credit agreements with a bank, the Company was able to borrow up to $2.5 million in relation to construction of a new building and $2.41 million for costs associated with the addition of new equipment. The interest rates for both lines-of-credit were 4.5%. Payments of interest only were required on the outstanding balances until the asset completion dates. During 2014, the building line was converted to a term note and during 2015 the equipment line was converted (see notes below). The balance of the equipment line at December 31, 2014 was $2,413,779.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

Long-term debt at December 31, 2015 and 2014 consists of the following:

	2015	2014
Subordinated notes payable to a stockholder of the Company; interest at the greater of 13.5% or a floating rate equal to the LIBOR plus 9.5%. Effective October 1, 2015 interest was adjusted to the greater of 10.0% or a floating rate equal to the LIBOR plus 6.0% (the rate was 10.0% at December 31, 2015); due in full in August 2017. The loan is collateralized by substantially all assets of the Company. The note is subordinated to the bank debt. Under the terms of the subordinated note payable agreement, the Company is subject to certain restrictions, which include, but are not limited to, making equity distributions; limitations on indebtedness, capital expenditures, management fees and leases; and restrictions on investments. The Company is also required to comply with certain financial covenants; including minimum EBITDA levels and a fixed charge coverage ratio. The note also contains a clause that, as permitted under the subordination agreement, requires the Company to prepay the outstanding amount based on excess cash flow, as defined in the agreement. The note also provides for an exit fee of $1,939,532 plus 8.6% per annum of the greater of the outstanding principal balance or $11,640,000, payable upon any change of control that occurs prior to the payoff of the amounts due under the note.	$5,000,000	$15,520,000

Note payable to a bank, converted from construction lines-of-credit; due in monthly payments of $33,680 including interest at 4.50% through maturity in February of 2020. The loan is collateralized by equipment.	2,168,527	—

Note payable to a bank, converted from a construction line-of-credit; due in monthly payments of $26,005 including interest at 4.50% through maturity in October of 2019. The loan is collateralized by a building.	2,264,914	2,468,562

Note payable to a bank; due in monthly payments of $28,017 including interest at 4.50% through maturity in December of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	940,956	1,227,097

Note payable to a bank; due in monthly payments of $38,681 including interest at 5.95% through maturity in April of 2017. The loan is collateralized by equipment, accounts receivable, and inventory.	593,283	1,007,968

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

	2015	2014
Note payable to a bank; due in monthly payments of $16,164 including interest at 5.95% through September 2016 and prime plus 2% thereafter, through maturity in September 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	$490,280	$649,516

Note payable to a bank; due in monthly payments of $9,448 including interest at 4.50% through maturity in September of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	292,365	389,969

	11,750,325	21,263,112
Less current maturities	1,538,501	1,163,485

	$10,211,824	$20,099,627

Annual maturities of long-term debt at December 31, 2015, are as follows:

Year ending December 31,
2016	$1,538,501
2017	6,303,490
2018	1,127,016
2019	1,953,624
2020	827,694

$11,750,325

At December 31, 2015, the Company converted $10.52 million of the subordinated note with a stockholder to 144,259 shares of cumulative non-voting preferred series E stock yielding 17.75%.

At December 31, 2015, the Company was also in violation of certain covenants by the bank and from the Company’s stockholder holding the subordinated notes. The violations from the bank and holders of the subordinated notes have been waived.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	INCOME TAX

Deferred Income Taxes - Net deferred tax assets (liabilities) consist of the following at December 31:

	2015	2014
Deferred tax assets (liabilities):
Accounts receivable	$4,000	$4,000
Contributions	7,000	—
Accrued expenses	71,000	86,000
NOL carryforwards (Kansas) expire beginning in 2021	560,000	414,000
State credit carryforwards expire beginning in 2026	715,000	—
NOL carryforwards (Federal) expire beginning in 2034	2,379,000	1,714,000
Customer list	(41,000)	(333,000)
Property, plant, and equipment	(2,651,000)	(2,442,000)

	1,044,000	(557,000)
Less valuation allowance	(3,661,000)	—

Deferred tax (liabilities) assets	$(2,617,000)	$(557,000)

At December 31, 2015, the Company has Federal capital loss carryforwards approximating $6,998,000, state capital loss carryforwards approximating $9,325,000, state tax credits totaling $715,000 and contribution carryforwards in the amount of $7,000 that begin to expire in 2021. Management determined that such carryforwards may expire before they are utilized, and has established a valuation allowance to offset these tax assets. The valuation allowance was adjusted by $3,661,000 and $0 for the years ended December 31, 2015 and 2014, respectively, due to increases in net operating losses and changes in the estimates of utilizing such expiring assets.

Income Tax Expense (Benefit) - Income tax expense (benefit) for the years ended December 31, 2015 and 2014 is comprised of the following:

	2015	2014
Current	$(636,812)	$(4,905)
Deferred	2,060,000	(1,656,000)

Total	$1,423,188	$(1,660,905)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from operations because of state taxes, nondeductible expenses, change in the valuation allowance and tax credits.

8.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering all employees meeting the eligibility requirements of the plan. The Company contributes a discretionary percentage of employee contributions as determined annually by the Board of Directors. Retirement plan matching expense for the years ended December 31, 2015 and 2014 was $58,734 and $121,550, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	OPERATING LEASES

The Company leases equipment under operating leases expiring in the years 2016 through 2018. Total rent expense under all operating leases amounted to $301,974 and $313,681 for the years ended December 31, 2015 and 2014, respectively.

The following is a schedule of future minimum rental payments required under the operating leases as of December 31, 2015:

Year Ending December 31,
2016	$243,848
2017	134,926
2018	26,506

$405,280

10.	COMMON AND PREFERRED STOCK

Common stock consists of Class A, B and C shares. Class A and B shares are voting. Class C shares are non-voting. Upon a triggering event, such as a letter of intent to sell the Company, failure to meet certain EBITDA levels, or a default under the loan agreements, the Class B shares may become Class A shares at the option of the holder. Upon corporate liquidation or dissolution, after preferred shareholders receive their liquidation value, the remaining proceeds are divided between Class A and B shares, except that the proceeds allocated to Class B shares are allocated in part to Class C shares based on certain internal rates of return earned by one of the principal stockholders on his preferred and common stock investment in the Company.

Preferred stock consists of series A, B, C, D and E shares carried at the original issue price of $1 per share for Series A and B, $3.50 for Series C, $12.30 for Series D and $100 for Series E. All shares are designated as nonvoting. However, a majority of Series A, C, D and E shareholders must approve certain corporate matters of significance, including amendments to the Articles of Incorporation, share issuances or redemptions, asset or stock sales or mergers, hiring of a Chief Executive Officer and change in number of board members. Dividends on the shares are payable when and if declared by the board. Dividends compound annually and are cumulative. Dividend rates are 15% on Series A shares, 6% on Series B, 15% on Series C and 6% on Series D (prior to February 28, 2013 the dividend rate was 17.5% on Series D) and 17.75% of Series E. Series E shares have first priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series D shares have second priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series C shares have third priority receiving 1.5 times their original issuance price plus unpaid dividends; followed by Series A shares and lastly Series B shares, both of which receive their original issue price plus unpaid dividends. Dividend payments receive the same priority with Series C dividends payable only if Series D accumulated dividends have been paid, Series A after Series C dividends are paid and Series B after Series A dividends are paid.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	COMMON AND PREFERRED STOCK (CONTINUED)

All shares may be redeemed at the holder’s option after six years from the date of issuance. The redemption dates are August 2014 for Series A and B shares, August 2016 for Series C or D shares and December 2021 for Series E, or after satisfaction of all amounts due under loans extended to the Company by the holders (see Note 6). Redemption is mandatory in the case of a qualified public offering of the Company’s common stock.

The agreement between the stockholders also provides for various rights of electing the members of the Company’s Board of Directors and requires consents as to the sale of the Company.

In connection with the acquisition discussed in Note 2, the Company issued warrants to an outside entity for investment banker services to allow the entity to purchase 5,389 Class A common shares for $1 per share. No value was ascribed to the warrants. The warrants expire in August 2020.

At December 31, 2015 $10.52 million of debt was converted to 144,259 shares of preferred series E stock.

11.	FAIR VALUE MEASUREMENTS

Fair value measurements apply to all assets and liabilities that are being measured and reported on a fair value basis. This enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. U.S. accounting principles require that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 Inputs - Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets of liabilities.

Level 3 Inputs - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial assets and liabilities measured at fair value on a nonrecurring basis including the following:

Goodwill - Goodwill is subject to an annual impairment test. When the carrying value of assets exceeds the fair values goodwill assets are adjusted. This is considered level 3 in the valuation hierarchy.

As discussed in Note 5, during fiscal 2015, the Company incurred $5,377,000 of goodwill impairment. The carrying value remaining for goodwill was $3,302,091 at December 31, 2015.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	MAJOR CUSTOMERS

Sales to major customers and accounts receivable balances for the years ended December 31, 2015 and 2014 are as follows:

	2015		2014
	Percent of Sales	Percent of Accounts Receivable at December 31	Percent of Sales	Percent of Accounts Receivable at December 31
Customer A	3%	0%	10%	28%
Customer B	7%	17%	17%	3%
Customer C	12%	17%	2%	7%

13.	RELATED PARTIES

The Company pays a management services fee to a stockholder. In August 2010 the Company and stockholder entered into an agreement deferring payment until 2017; however, the fee continues to accrue. Total expense for the years ended December 31, 2015 and 2014 was $225,000. Included in accrued expenses at December 31, 2015 and 2014 are fees of $1,233,750 and $1,008,750, respectively, that remain payable.

As discussed in Note 6, the Company has a line-of-credit and a subordinated note payable with the same stockholder. Interest expense for the years ended December 31, 2015 and 2014 was $1,847,169 and $1,994,329, respectively, on these agreements.